[FORM OF OPINION]

                             Dechert Price & Rhoads
                              1775 Eye Street, N.W.
                              Washington, DC 20006

                                ___________, 2000

Pilgrim Mutual Funds
40 North Central Avenue, Suite 1200
Phoenix, Arizona  85004

Dear Sirs:

     You have requested our opinion regarding certain Federal income tax consequences to Pilgrim Income & Growth Fund ("Target Fund 1"), a separate series of Pilgrim Mayflower Trust, a Massachusetts business trust, Pilgrim Balance Sheet Opportunities Fund ("Target Fund 2", together with Target Fund 1, the "Target Funds"), a Massachusetts business trust, to the holders of the shares of beneficial interest (the "shares") of each Target Fund (the "Target Shareholders"), and to Pilgrim Balanced Fund (the "Acquiring Fund"), a separate series of Pilgrim Mutual Funds (the "Acquiring Company"), a Delaware business trust, in connection with the proposed transfer of substantially all of the properties of each Target Fund to the Acquiring Fund, in exchange solely for voting shares of common stock of the Acquiring Fund ("Acquiring Fund Shares") followed by the distribution of such Acquiring Fund Shares received by each Target Fund in complete liquidation and termination of each Target Fund (the "Reorganizations"), all pursuant to two Agreements and Plans of Reorganization (each an "Agreement", collectively the "Agreements") dated as of ________ ___, 1999 between the applicable Target Fund and the Acquiring Company on behalf of the Acquiring Fund.

     For purposes of this opinion, we have examined and rely upon the Agreements and the Acquiring Company's registration statement on Form N-14 (Securities Act File No. 33-56094) (the "Form N-14") and such other documents and instruments as we deem necessary or appropriate for purposes of rendering this opinion.

     This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganizations taking place in the manner described in the Agreements and the Form N-14 referred to above, and upon our receipt of satisfactory representation letters from each Target Fund and from the Acquiring Company on behalf of the Acquiring Fund.

     Based upon the foregoing, it is our opinion that:

          1. The acquisition by the Acquiring Fund of substantially all of the properties of each Target Fund in exchange solely for Acquiring Fund Shares followed by the distribution of Acquiring Fund Shares to the shareholders of each Target Fund in exchange for their Target Fund shares in complete liquidation and termination of

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               each  Target Fund will  constitute  a  reorganization  within the meaning of section 368 of the Code. Each Target Fund and the Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

          2. Each Target Fund will not recognize gain or loss upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares or upon distributing to its shareholders the Acquiring Fund Shares received by the applicable Target Fund in the transaction pursuant to the Agreements. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

          3. The Acquiring Fund will recognize no gain or loss upon receiving the properties of the Target Fund in exchange solely for Acquiring Fund Shares.

          4. The aggregated adjusted basis to the Acquiring Fund of the properties of each Target Fund received by the Acquiring Fund in the reorganization will be the same as the aggregate adjusted basis of those properties in the hands of such Target Fund immediately before the exchange.

          5. The Acquiring Fund's holding periods with respect to the properties of each Target Fund that the Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by such Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

          6. The shareholders of each Target Fund will recognize no gain or loss upon receiving Acquiring Fund shares solely in exchange for the applicable Target Fund shares.

          7. The aggregate basis of the Acquiring Fund shares received by a shareholder of a Target Fund in the transaction will be the same as the aggregate basis of such Target Fund shares surrendered by the shareholder in exchange therefor.

          8. A Target Fund shareholder's holding period for the Acquiring Fund Shares received by the shareholder in the transaction will include the holding period during which the shareholder held such Target Fund shares surrendered in exchange therefor, provided that the shareholder held such shares as a capital asset on the date of Reorganizations.

     We express no opinion as to the federal income tax consequences of the Reorganizations except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

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     Our opinion as expressed herein, is solely for the benefit of Target Funds, the Target Funds' shareholders, and the Acquiring Fund, and unless we give our prior written consent, neither our opinion nor this opinion letter may be quoted in whole or in part or relied upon by any other person.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm in the Tax Section. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,


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